CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the report on Form S-1 A-2 of Grizzly Gold Corp. (FKA BCS Solutions, Inc.) (A Development Stage Company), of our report dated August 4, 2011 on our audit of the financial statements of BCS Solutions, Inc. (A Development Stage Company) as of April 30, 2011, and the related statement of operations, shareholders’ equity and cash flows from inception on April 21, 2010 through April 30, 2011 and the reference to us under the caption “Experts.”

/s/Lake & Associates, CPA’s LLC
Lake & Associates, CPA’s LLC
Schaumburg, Illinois
November 3, 2011

1905 Wright Boulevard
Schaumburg, IL 60193

Phone: 847.524.0800
 Fax: 847.524.1655